Exhibit 5.1

Dentons Canada LLP 20th Floor 250 Howe Street Vancouver, British Columbia V6C 3R8 dentons.com

June 18, 2019

Lions Gate Entertainment Corp.

2700 Colorado Avenue

Santa Monica, CA

Dear Sir:

RE:	Registration of Class B Non-Voting Shares of Lions Gate Entertainment Corp.

We have acted as Canadian counsel to Lions Gate Entertainment Corp., a company existing under the laws of British Columbia (the “Company”), in connection with the preparation of the Registration Statement of the Company on Form S-3 (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended.

The Registration Statement relates to the offer and sale from time to time, as set forth in the Registration Statement and the form of prospectus contained therein (the “Prospectus”), by certain selling shareholders named in the Prospectus, of up to 1,346,332 Class B Non-Voting Shares of the Company (together, the “Offered Shares”). The Offered Shares were issued pursuant to a membership interest purchase agreement dated as of May 29, 2018 by and among the Company, Lions Gate Entertainment Inc., 3 Arts Entertainment, LLC, 3 Arts Entertainment Holdings, LLC, 3 Arts Entertainment Topco, Inc., Becky Living Trust, Miner Family Trust and Oligan Trust pursuant to which the Company agreed, among other things, to issue to the selling securityholders Class B Non-Voting Shares of the Company (the “Membership Interest Purchase Agreement”).

In our capacity as such counsel, we have examined originals or copies, certified or otherwise identified to our satisfaction, of such corporate and other records, instruments and documents as we considered appropriate including, without limitation:

(a)	the Registration Statement;

(b)	the Notice of Articles of the Company, as currently in effect;

(c)	the Articles of the Company, as currently in effect; and

(d)	certified unanimous written consent resolutions executed by each of the directors comprising the Company’s board of directors dated May 22, 2018 relating to, among other things, the Registration Statement and the Membership Purchase Agreement.

Our opinion expressed herein is limited to the current laws of the Province of British Columbia and those federal laws of Canada applicable therein and should not be relied upon, nor are they given, in respect of the laws of any other jurisdiction.

Lions Gate Entertainment Corp. June 18, 2019 Page 2	dentons.com

In connection with the opinion expressed herein, we have considered such questions of law and examined such statutes, public and corporate records, certificates of governmental authorities and officers of the Company, other documents and conducted such other examinations as we have considered necessary for the purpose of our opinion.

For the purposes of the opinion expressed herein, we have assumed, with respect to all documents examined by us, the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to authentic original documents of all documents submitted to us as certified, conformed, telecopied or photostatic copies. We have also assumed that the consideration required to be provided to the Company pursuant to the Membership Interest Purchase Agreement in connection with the issuance of the Offered Shares was actually received by the Company.

On the basis of such examination, our reliance upon the assumptions in this opinion and our consideration of those questions of law we considered relevant and subject to the limitations and qualifications in this opinion, we are of the opinion that the Offered Shares were validly issued and are fully paid and non-assessable.

This opinion is rendered only to you and is solely for your benefit in connection with the transactions covered hereby. This opinion may not be relied upon by you for any other purpose, or furnished to, quoted to or relied upon by any other person, firm or corporation for any purpose, without our prior written consent.

We hereby consent to the use of this opinion as an exhibit to the Registration Statement.

Yours truly,

/s/ Dentons Canada LLP

“Dentons Canada LLP”